As filed with the Securities and Exchange Commission on February 23, 2016

Registration Nos. 333-134593, 333-148932, 333-148933, 333-164330, 333-164331, 333-170900, 333-170901, 333-179491,

333-200165, 333-200166, 333-200167

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-134593

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-148932

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-148933

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-164330

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-164331

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-170900

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-170901

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-179491

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-200165

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-200166

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 NO. 333-200167

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EZCHIP SEMICONDUCTOR LTD.

(Exact name of registrant as specified in its charter)

Israel	Not applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1 Hatamar Street

PO Box 527

Yokneam 2069206, Israel
(Address of Principal Executive Offices)(Zip Code)

2003 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

2007 U.S. EQUITY INCENTIVE PLAN

2009 ISRAEL EQUITY PLAN

AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

(Full title of the plan)

EZchip Inc.

2700 Zanker Road

San Jose, CA 95134

(Name and address of agent for service)

(408) 520-3700

(Telephone number, including area code, of agent for service)

Copy to:

Alan C. Mendelson, Esq.	Yuval Meidar
Mark V. Roeder, Esq.	Ron Ben-Menachem
Latham & Watkins LLP	Herzog Fox & Neeman
140 Scott Drive	Asia House
Menlo Park, California 94025	4 Weizmann Street
(650) 328-4600	Tel Aviv 6423904, Israel
972-3-692-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☒	Accelerated filer ☐
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by EZchip Semiconductor Ltd., a limited liability company organized under the laws of Israel (the “Registrant”), to amend the following registration statements (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister any securities registered pursuant to the Registration Statements that remain unissued under such Registration Statements:

(a)           Registration Statement on Form S-8 (No. 333-134593) filed with the United States Securities and Exchange Commission (the “Commission”) on May 31, 2006 and September 5, 2008 to register 90,000 Ordinary Shares, par value NIS 0.02 per share, of the Registrant (the “Ordinary Shares”) for issuance pursuant to the Registrant’s 2003 Amended and Restated Equity Incentive Plan (f/k/a 2003 Israeli Share Option Plan) (the “2003 Plan”);

(b)           Registration Statement on Form S-8 (333-148932) filed with the Commission on January 30, 2008 and September 5, 2008 to register 1,680,000 Ordinary Shares for issuance pursuant to the 2003 Plan;

(c)           Registration Statement on Form S-8 (333-148933) filed with the Commission on January 30, 2008 and September 5, 2008 to register 500,000 Ordinary Shares for issuance pursuant to the 2007 U.S. Equity Incentive Plan (the “2007 Plan”);

(d)           Registration Statement on Form S-8 (No. 333-164330) filed with the Commission on January 14, 2010 to register 1,752,856 Ordinary Shares for issuance pursuant to the 2003 Plan;

(e)           Registration Statement on Form S-8 (No. 333-164331) filed with the Commission on January 14, 2010 to register 1,605,373 Ordinary Shares for issuance pursuant to the Registrant’s 2009 Israel Equity Plan;

(f)            Registration Statement on Form S-8 (No. 333-170900) filed with the Commission on December 1, 2010 to register 2,100,000 Ordinary Shares for issuance pursuant to the 2003 Plan;

(g)           Registration Statement on Form S-8 (No. 333-170901) filed with the Commission on December 1, 2010 to register 500,000 Ordinary Shares for issuance pursuant to the 2007 Plan;

(h)           Registration Statement on Form S-8 (No. 333-179491) filed with the Commission on February 13, 2012 to register 2,575,567 Ordinary Shares for issuance pursuant to the 2003 Plan;

(i)            Registration Statement on Form S-8 (No. 333-200165) filed with the Commission on November 13, 2014 to register 863,113 Ordinary Shares for issuance pursuant to the 2003 Plan;

(j)            Registration Statement on Form S-8 (No. 333-200166) filed with the Commission on November 13, 2014 to register 200,000 Ordinary Shares for issuance pursuant to the 2007 Plan; and

(k)           Registration Statement on Form S-8 (No. 333-200167) filed with the Commission on November 13, 2014 to register 894,627 Ordinary Shares for issuance pursuant to the Amended and Restated 2009 Equity Incentive Plan.

On February 23, 2016, pursuant to an Agreement of Merger, dated as of September 30, 2015, as amended by Amendment No. 1 to Agreement of Merger, dated as of November 17, 2015 (as amended, the “Merger Agreement”),  by and among Mellanox Technologies, Ltd., a public company formed under the laws of Israel (“Mellanox”), Mondial Europe Sub Ltd., a private company formed under the laws of Israel and a wholly owned subsidiary of Mellanox (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant becoming a wholly owned subsidiary of Mellanox (the “Merger”).

As a result of the Merger, the offering of the Registrant’s Ordinary Shares pursuant to the Registration Statements has been terminated.  In accordance with the Registrant’s undertaking in the Registration Statements to remove from registration by means of a post-effective amendment any securities registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the Ordinary Shares registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel on February 23, 2016.

EZCHIP SEMICONDUCTOR LTD.

By:	/s/ Eyal Waldman
Name:	Eyal Waldman
Title:	President and Chief Executive Officer (Principal Executive Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant has signed this Post-Effective Amendment in Sunnyvale, California on February 23, 2016.

EZchip Inc., Authorized Representative in the United States

By:	/s/ Eyal Waldman
Name:	Eyal Waldman
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.